EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-136105 on Form S-8 of our reports dated March 9, 2007 relating to the consolidated financial statements of California Coastal Communities, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of California Coastal Communities, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 9, 2007